EXHIBIT 99.1

    ADE Corporation Reports Record Earnings And 48% Year-Over-Year
           Revenue Growth For First Quarter Of Fiscal 2005;
             Net Income Increases 56 Percent Sequentially

    WESTWOOD, Mass.--(BUSINESS WIRE)--Aug. 24, 2004--ADE Corporation (Nasdaq: ADEX) today reported its financial results for the first fiscal quarter of 2005 ended July 31, 2004.
    Revenue grew to $28.3 million in the first quarter of fiscal 2005, up eight percent from $26.2 million in the fourth quarter of fiscal 2004, and up 48 percent from $19.1 million in the first quarter of fiscal 2004. ADE set a new Company record by generating $5.1 million in net income, or $0.35 per diluted share, for the first quarter of fiscal 2005. This is an increase of 56 percent from $3.2 million, or $0.23 per diluted share, for the fourth quarter of fiscal 2004 and 181 percent from $1.8 million, or $0.13 per diluted share, for the year-ago quarter. The net income figure for first-quarter fiscal 2004 included approximately $400,000 in severance charges as well as a $1.7 million gain on the sale of a portion of the Company's then 50 percent ownership in Japan ADE, Ltd. (JAL).
    "ADE performed admirably in the first quarter of fiscal 2005, achieving record earnings while significantly adding to our cash position," said Dr. Chris L. Koliopoulos, ADE's president and chief executive officer. "In addition to our financial success, ADE made two significant new product announcements at Semicon West in July that utilize our core technologies, broaden our product portfolio and address growing markets."
    "By consistently meeting or exceeding its operational and financial goals, ADE has been able to take advantage of strategic opportunities to further strengthen its position in our core silicon wafer manufacturing market and in the growing area of semiconductor production process control. ADE will continue to leverage its broad intellectual property to drive further growth," Dr. Koliopoulos concluded.
    ADE's backlog increased 11 percent to $46.0 million on July 31, 2004 from $41.5 million on April 30, 2004. Gross margin was 53 percent for the first fiscal quarter, up from 51 percent for the fourth quarter of fiscal 2004 and up eight hundred basis points from 45 percent for the first quarter a year ago. The increase in gross margin was achieved through improvements in ADE's operational efficiencies and changes in its product and geographic sales mix.
    ADE generated approximately $4.7 million in positive cash flow for the first quarter of fiscal 2005. Cash and cash equivalents totaled $46.2 million at July 31, 2004. This compares with $41.6 million at the end of fiscal 2004.
    ADE Chief Financial Officer Brian James said, "ADE's financial performance is now among the very best in our industry. We have been able to leverage a significant portion of our revenue growth directly to our bottom line while continuing to build a stronger balance sheet and deliver opportunistic new products. While bare wafer remains the largest portion of our revenue stream today, we have been able to enter attractive new markets because of our multiple core technologies, and this strategy should provide us with new revenue streams for years to come."

    Looking Ahead

    "We are proud of the financial success that ADE achieved to open fiscal 2005, and we believe that we can post even stronger results in the second quarter," added Dr. Koliopoulos. "While the latest industry forecasts have been mixed, our near-term visibility remains good. Even if the pause in capital equipment spending that some have predicted should occur, we are confident in ADE's technology leadership as well as its market position, and we are encouraged that the industry will remain committed to increasing 300mm capacity and this will be a year of growth for ADE."
    For the second quarter of fiscal 2005, ADE anticipates that revenues will continue to rise sequentially, increasing in the range of two to eight percent. The Company expects to achieve gross margins in the range of 51 percent to 53 percent for this period. Based on these factors, ADE expects to report another quarter of record earnings, with net income ranging from $0.35 to $0.40 per diluted share for the second quarter of fiscal 2005. This net income guidance assumes 14.4 million weighted average shares outstanding for the period ending October 31, 2004.

    Conference Call Reminder

    ADE will host a conference call and webcast on August 25, 2004 at 8:30 a.m. Eastern Daylight Time (EDT) to discuss these financial results. To participate in the webcast, please visit the "Investor Relations" section of the ADE website, located at www.ade.com. A replay of the call will be available on the website two hours after the completion of the conference call and will continue to be available for a period of one year.

    About ADE Corporation

    ADE Corporation is a leading supplier of production process control and quality certification systems for the semiconductor device, silicon wafer, magnetic data storage, and optics manufacturing industries. The Company's systems measure and inspect a variety of bare silicon and patterned wafers for dimensional parameters, surface defects, particles, and process non-uniformities, analyzing and reporting product quality at critical manufacturing process steps for yield enhancement. To learn more about ADE, visit the Company's Website at http://www.ade.com.

    This news release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Those statements that make reference to the Company's expectations, predictions, assumptions, plans and anticipations should be considered forward-looking statements. These statements include, but are not limited to, those associated with the success of its newly introduced products, the commitment of wafer manufacturers to 300mm wafer production, the Company's ability to enter new markets, the Company's financial performance for the second fiscal quarter of 2005, as well as the other statements under "Looking Ahead" in this news release. These statements involve risks and uncertainties including those associated with the strength of the semiconductor, data storage and device markets; wafer pricing and wafer demand; the results of its product development efforts; the success of ADE's product offerings to meet customer needs within the timeframes required by customers in these markets; the Company's growth in backlog and enhanced operating leverage; and the Company's ability to generate strong gross margins. ADE disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Further information on potential factors that could affect ADE Corporation's business is described in the Company's reports on file with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended April 30, 2004.

    Below are the Company's condensed consolidated statements of operations and balance sheets.


                           ADE CORPORATION
       UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
               (In thousands, except per share amounts)

                                                       Three months
                                                           ended
                                                          July 31
                                                     -----------------

                                                        2004     2003
                                                     -------- --------

Revenue                                              $28,313  $19,066
Cost of revenue                                       13,392   10,532
                                                     -------- --------
Gross profit                                          14,921    8,534
                                                     -------- --------
Operating expenses:
   Research and development                            3,626    3,697
   Marketing and sales                                 3,469    2,005
   General and administrative                          2,663    2,165
   Restructuring charges                                   -      393
                                                     -------- --------
Total operating expenses                               9,758    8,260
                                                     -------- --------
Income from operations                                 5,163      274
Gain on sale of long-term investment                       -    1,729
Interest and other income (expense), net                  43     (162)
                                                     -------- --------
Income before provision for income taxes and equity
  in net earnings of affiliated companies              5,206    1,841
Provision for income taxes                               148       88
                                                     -------- --------
Income before equity in net earnings of
  affiliated companies                                 5,058    1,753
Equity in net earnings of affiliated companies             -       48
                                                     -------- --------
Net income                                            $5,058   $1,801
                                                     ======== ========

Basic earnings per share                               $0.36    $0.13
Diluted earnings per share                             $0.35    $0.13

Weighted average shares outstanding - basic           14,007   13,768
Weighted average shares outstanding - diluted         14,285   13,827


                           ADE CORPORATION
           UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                           (In thousands)

                                                   July 31, April 30,
                                                     2004      2004

Assets
Cash and cash equivalents                          $46,229   $41,560
Marketable securities                                  831     1,084
Accounts receivable, net                            14,972    13,604
Inventories                                         33,245    32,745
Other current assets                                 1,365     1,068
                                                  --------- ---------
    Total current assets                            96,642    90,061

Fixed assets, net                                   10,391    10,829
Investments                                            499       499
Restricted cash                                        639       637
Other assets                                         6,408     6,449
                                                  --------- ---------
     Total assets                                 $114,579  $108,475
                                                  ========= =========

Liabilities and Stockholders' Equity
Total current liabilities                          $18,067   $17,089
Deferred gain on sale-leaseback                      1,581     1,609
Long-term debt                                       3,565     3,608
Total stockholders' equity                          91,366    86,169
                                                  --------- ---------
  Total liabilities and stockholders' equity      $114,579  $108,475
                                                  ========= =========


    CONTACT: ADE Corporation
             Brian James, 781-467-3500
             Executive VP and Chief Financial Officer